FREE WRITING PROSPECTUS Dated March 9, 2016	Filed Pursuant to Rule 433 Registration No. 333-208079 Registration No. 333-208079-01

*** NEW ABS: Full Pricing Details ***

$991+mm Capital Auto Receivables Asset Trust (AFIN) 2016-1

JT-Books: Deutsche Bank(str), Citi, Lloyds, RBC

Co-Mgrs : BMO, Credit Agricole, MUFG, PNC, Scotia Bank

CLS	QTY/MMs	WAL	S&P/FITCH	LEGAL	B-MARK	SPRD	YIELD	CPN	$PX
A1	$247.000	0.24	A-1+/F1+	03/17	Yld%	0.75%	0.750	0.75	100.00000
A2A	$105.000	0.95	AAA/AAA	11/18	EDSF	+ 70	1.511	1.50	99.99406
A2B	$195.000	0.95	AAA/AAA	11/18	1-ML	+ 70	—	—	100.00000
A3	$242.000	2.02	AAA/AAA	04/20	ISWPS	+ 80	1.744	1.73	99.98474
A4	$85.660	2.84	AAA/AAA	10/20	ISWPS	+ 95	1.994	1.98	99.98407
B	$38.360	3.26	AA+/AA-	12/20	ISWPS	+ 160	2.694	2.67	99.97192
C	$38.360	3.43	A+/A	05/21	ISWPS	+ 225	3.364	3.34	99.99780
D	$39.900	3.43	BBB+/BBB	08/23	ISWPS	+ 295	4.064	4.03	99.99987

*PxSpeed :	1.4 ABS 10% call	*Format :	Public; SEC-registered
*Settlement :	3/16/2016	*ERISA :	Yes
*First Pay :	4/20/2016	*Min Denoms :	$1k x $1k
*Ratings :	S&P and Fitch	*Expect Prxing :	PRICED
*BBG Ticker :	AFIN 2016-1	*Bill & Deliver :	Deutsche Bank

CUSIPS/ISINS
CLS CUSIP	ISIN
A1: 13975NAA1	US13975NAA19
A2A: 13975NAB9	US13975NAB91 FIX
A2B: 13975NAH6	US13975NAH61 FRN
A3: 13975NAC7	US13975NAC74
A4: 13975NAD5	US13975NAD57
B : 13975NAE3	US13975NAE31
C : 13975NAF0	US13975NAF06
D : 13975NAG8	US13975NAG88

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.